Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851
203.810.1000 / 203.810.1001 Fax

News Release

FOR IMMEDIATE RELEASE

FactSet Research Systems Reports Results for the First Quarter of Fiscal 2014

●	Adjusted EPS was $1.22, up 10%
●	Quarterly free cash flow growth of 18% to $53 million
●	$300 million expansion to the existing share repurchase program

NORWALK, Conn., December 17, 2013 - FactSet Research Systems Inc. (NYSE:FDS) (NASDAQ:FDS), a leading provider of integrated global financial information and analytical applications to the investment community, today announced its results for the first quarter of fiscal 2014.

For the quarter ended November 30, 2013, revenues were $223.0 million, up 6% compared to the prior year. Operating income for the first quarter advanced to $74.7 million from $71.1 million last year. Net income rose to $52.2 million as compared to $49.8 million in the year ago quarter. Diluted earnings per share increased to $1.19, up from $1.11 in the same period of fiscal 2013.

Adjusted net income increased 7% to $53.3 million, while adjusted diluted EPS grew 10% to $1.22.

(Condensed and Unaudited)	GAAP	Expiring U.S. Federal R&D Tax Credit (a)	Adjusted	YoY % Change
Net Income	$52,178	$1,111	$53,289	7%
Diluted EPS	$1.19	$0.03	$1.22	10%

(a)

Adjusted net income and diluted EPS both add back income tax benefits as the U.S. Federal R&D tax credit is set to expire on December 31, 2013 and was not extended as of November 30th, the end of FactSet’s first quarter of fiscal 2014. If the U.S. Federal R&D tax credit had been re-enacted, then the annual effective tax rate would have been 29.0%. Since the R&D credit's original expiration date of December 31, 1985, the credit has expired 8 times and extended 15 times. The current extension expires on December 31, 2013. Most recently, the credit expired on December 31, 2011 and was not re-enacted until January 1, 2013. Refer to page 10 of this press release for a more complete history of the U.S. Federal R&D tax credit.

Consolidated Statements of Income

(Condensed and Unaudited)	Three Months Ended November 30,
(In thousands, except per share data)	2013	2012	Change
Revenues	$222,975	$211,085	6%
Operating income	$74,740	$71,085	5%
Adjusted net income	$53,289	$49,769	7%
Adjusted diluted earnings per share	$1.22	$1.11	10%
Diluted weighted average shares	43,773	44,984

“Our investment discipline and proven business model continues to generate shareholder value as illustrated by our 10% adjusted EPS growth. Our buy-side client base is experiencing a healthy business cycle, but we are facing a challenging sell-side environment, which reduced organic ASV,” says Philip Hadley, Chairman and CEO. “As we continue to generate record levels of quarterly free cash flow, I’m pleased to announce a $300 million expansion to our existing share repurchase program. We also completed the acquisition of Revere Data in September and acquired a 60% ownership interest in Matrix Data Limited in December 2013.”

Annual Subscription Value (“ASV”)

ASV totaled $890 million at November 30, 2013, up 5% organically over the prior year. Including $5 million from the acquisition of Revere and a $1 million reduction from currency, ASV increased $2 million over the last three months. Approximately 82.2% of ASV is derived from buy-side clients and the remainder is from the sell-side firms who perform M&A advisory work and equity research. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all services currently being supplied to clients.

Financial Highlights – First Quarter of Fiscal 2014

●	ASV from U.S. operations was $609 million and $281 million was related to international operations.
●	U.S. revenues were $152.9 million, up 6% from the year ago quarter.
●	Non-U.S. revenues rose 4% to $70.1 million as compared to the same period in fiscal 2013. Excluding the impact from foreign currency, the international growth rate was 6%.
●	Operating margin was 33.5% compared to 33.7% a year ago.
●

The effective tax rate for the first quarter was 30.5%, as compared to 30.4% a year ago. If the U.S. Federal R&D tax credit had been re-enacted by November 30th, the annual effective tax rate would have been 29.0%.

●	Quarterly free cash flow was $52.7 million, up 18% over the year ago quarter.

Operational Highlights – First Quarter of Fiscal 2014

●	Client count was 2,525 at November 30th, a net increase of 25 clients.
●	Annual client retention was greater than 95% of ASV and 92% when expressed as a percentage of clients.
●	Users increased by 89 over the past three months and totaled 51,014 professionals at November 30th.
●	Employee count was 6,399 at November 30th, an increase of 141 employees during the quarter.
●	Capital expenditures were $5.4 million.
●	A regular quarterly dividend of $15.1 million or $0.35 per share was paid on December 17, 2013 to common stockholders of record as of November 29, 2013.
●	The Company repurchased 530,000 shares for $57.8 million during the first quarter.
●	Common shares outstanding were 43.0 million at November 30, 2013.
●	On September 9th, FactSet relocated its California office from San Mateo to San Francisco.
●	FactSet held its U.S. Symposium in November 2013, with 316 industry professionals from 102 firms in attendance.
●

Van Eck’s Market Vectors Exchange Traded Funds (ETFs) is now available on the FactSet platform. FactSet users holding Van Eck's Market Vectors ETFs now have greater transparency into fund characteristics and composition, which enhances the accuracy of portfolio performance and risk analysis.

Expansion of the Share Repurchase Program

On December 16, 2013, the Board of Directors approved a $300 million expansion to the existing share repurchase program. Including the recently approved $300 million expansion to the program, $305 million remains authorized for future repurchases. Over the last 12 months, FactSet has returned $421 million to shareholders in the form of share repurchases and dividends.

Revere Data Acquisition

On September 5, 2013, FactSet announced it had acquired the assets of Revere Data, LLC (“Revere”) for $15.3 million. Revere classifies companies into a unique industry taxonomy and offers a database of supply chain relationships. At the time of acquisition, Revere had annual subscriptions of $5 million. The acquisition of Revere reduced the Company’s first quarter operating margin by 30 basis points and diluted earnings per share by $0.01. For the full year fiscal 2014, Revere is expected to dilute earnings per share by $0.02.

Matrix Data Limited Investment

On December 10, 2013, FactSet acquired a 60% ownership interest in Matrix Data Limited (“Matrix”) for £12 million with the ability to acquire the remaining 40% interest. Headquartered in London, England, Matrix’s primary line of business is a provider of intelligence to the UK financial services industry, covering market share of mutual fund distribution. Matrix has developed customer, channel and market benchmarking solutions that help clients optimize product distribution and improve marketing effectiveness to drive revenue growth. The Company employs 85 individuals in England and at the time of acquisition had annual subscriptions of $7 million. Matrix is expected to reduce FactSet’s second quarter operating margin by 50 basis points and diluted earnings per share by $0.01. For the full year fiscal 2014, Matrix is not expected to have an impact on diluted earnings per share.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Second Quarter Fiscal 2014 Expectations

●	Revenues are expected to range between $225 million and $228 million.
●	Operating margin is expected to range between 32.6% and 33.6%, which includes a 30 basis point reduction from Revere and a 50 basis point reduction from Matrix.
●	The annual effective tax rate is expected to range between 30.0% and 31.0% and assumes the U.S. Federal R&D tax credit will not be re-enacted by the end of the second quarter of fiscal 2014.
●

GAAP diluted EPS should range between $1.20 and $1.23. The anticipated lapse in the U.S. Federal R&D tax credit during the second quarter of fiscal 2014 reduced each end of the GAAP diluted EPS range by $0.03.

Conference Call

The Company will host a conference call today, December 17, 2013, at 11:00 a.m. (EST) to review the first quarter fiscal 2014 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expected," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Adjusted Financial Measures

Financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”) including net income and diluted earnings per share have been adjusted. These adjusted financial measures add back income tax benefits that were not able to be recognized by FactSet in the current year first quarter because the U.S. Federal R&D tax credit was not re-enacted by November 30, 2013, the end of FactSet’s first quarter of fiscal 2014. The loss of income tax benefits from the anticipated lapse in the U.S Federal R&D tax credit reduced GAAP net income by $1.1 million and GAAP diluted earnings per share by $0.03. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because it permits investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Non-GAAP Free Cash Flow

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the just completed first quarter was $58 million of net cash provided by operations and $5 million of capital expenditures. The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet, a leading provider of financial information and analytics, helps the world’s best investment professionals outperform. More than 50,000 users stay ahead of global market trends, access extensive company and industry intelligence, and monitor performance with FactSet’s desktop analytics, mobile applications, and comprehensive data feeds. The Company has been included in FORTUNE's Top 100 Best Companies to Work For, the United Kingdom’s Great Places to Work and France’s Best Workplaces. FactSet is listed on the New York Stock Exchange and NASDAQ (NYSE:FDS) (NASDAQ:FDS). Learn more at www.factset.com, and follow us on Twitter: www.twitter.com/factset.

FactSet Research Systems Inc.
Consolidated Statements of Income – Unaudited	Three Months Ended November 30,
(In thousands, except per share data)	2013	2012

Revenues	$222,975	$211,085

Operating expenses
Cost of services	83,250	73,586
Selling, general and administrative	64,985	66,414
Total operating expenses	148,235	140,000

Operating income	74,740	71,085

Other income	341	428
Income before income taxes	75,081	71,513

Provision for income taxes	22,903	21,744
Net income	$52,178	$49,769

Diluted earnings per common share	$1.19	$1.11

Diluted weighted average common shares	43,773	44,984

FactSet Research Systems Inc.
Consolidated Statements of Comprehensive Income – Unaudited	Three Months Ended November 30,
(In thousands)	2013	2012

Net income	$52,178	$49,769

Other comprehensive income, net of tax
Net unrealized gain on cash flow hedges*	2,647	1,287
Foreign currency translation adjustments	8,148	3,074
Other comprehensive income	10,795	4,361

Comprehensive income	$62,973	$54,130

* The unrealized gain on cash flow hedges disclosed above was net of tax expense of $1,581 and $771 for the three months ended November 30, 2013 and 2012, respectively.

FactSet Research Systems Inc.
Consolidated Balance Sheets - Unaudited
(In thousands)	November 30, 2013	August 31, 2013

ASSETS
Cash and cash equivalents	$174,021	$196,627
Investments	13,756	12,725
Accounts receivable, net of reserves	76,348	73,290
Prepaid taxes	821	16,937
Deferred taxes	3,026	2,803
Prepaid expenses and other current assets	12,997	15,652
Total current assets	280,969	318,034
Property, equipment, and leasehold improvements, net	64,284	65,371
Goodwill	259,345	244,573
Intangible assets, net	40,216	36,223
Deferred taxes	22,482	22,023
Other assets	3,862	3,973
TOTAL ASSETS	$671,158	$690,197

LIABILITIES
Accounts payable and accrued expenses	$29,711	$29,864
Accrued compensation	17,687	40,137
Deferred fees	30,157	29,319
Taxes payable	5,112	3,769
Dividends payable	15,046	15,164
Total current liabilities	97,713	118,253
Deferred taxes	2,399	2,396
Taxes payable	5,009	5,435
Deferred rent and other non-current liabilities	19,415	22,334
TOTAL LIABILITIES	$124,536	$148,418

STOCKHOLDERS’ EQUITY
Common stock	$483	$481
Additional paid-in capital	343,593	326,869
Treasury stock, at cost	(514,979)	(454,917)
Retained earnings	737,651	700,519
Accumulated other comprehensive loss	(20,126)	(31,173)
TOTAL STOCKHOLDERS’ EQUITY	546,622	541,779
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$671,158	$690,197

FactSet Research Systems Inc.
Consolidated Statements of Cash Flows - Unaudited

(In thousands)	Three Months Ended November 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$52,178	$49,769
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	8,763	8,917
Stock-based compensation expense	5,116	5,203
Deferred income taxes	(679)	1,766
Gain on sale of assets	(23)	(2)
Tax benefits from share-based payment arrangements	(2,144)	(4,032)
Changes in assets and liabilities, net of effects of acquisition
Accounts receivable, net of reserves	(2,612)	(4,655)
Accounts payable and accrued expenses	(316)	2,851
Accrued compensation	(21,213)	(26,501)
Deferred fees	(94)	410
Taxes payable, net of prepaid taxes	19,108	13,709
Prepaid expenses and other assets	3,036	2,613
Deferred rent and other non-current liabilities	(3,280)	997
Other working capital accounts, net	299	(409)
Net cash provided by operating activities	58,139	50,636

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	(15,288)	-
Purchases of investments	(7,172)	(7,795)
Proceeds from sales of investments	6,871	7,500
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(5,438)	(6,097)
Net cash used in investing activities	(21,027)	(6,392)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(15,064)	(13,631)
Repurchase of common stock	(60,062)	(28,241)
Proceeds from employee stock plans	9,484	13,102
Tax benefits from share-based payment arrangements	2,144	4,032
Net cash used in financing activities	(63,498)	(24,738)
Effect of exchange rate changes on cash and cash equivalents	3,780	2,162
Net (decrease) increase in cash and cash equivalents	(22,606)	21,668
Cash and cash equivalents at beginning of period	196,627	189,044
Cash and cash equivalents at end of period	$174,021	$210,712

Reconciliation of Adjusted and Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including net income and diluted earnings per share have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because it permits investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Three Months Ended November 30, 2013

(Condensed and Unaudited)	GAAP	YoY % Change	Expiring U.S. Federal R&D Tax Credit (a)	Adjusted	YoY % Change	Stock-Based Compensation	Amortization of Intangible Assets	Non-GAAP
Operating Income	$74,740	5%				$5,116	$1,707	$81,563
Net Income (b)	$52,178	5%	$1,111	$53,289	7%	$3,556	$1,186	$58,031
Diluted EPS (b)	$1.19	7%	$0.03	$1.22	10%	$0.08	$0.03	$1.33
Weighted Average Shares	43,773			43,773				43,773

(a)

Adjusted net income and diluted EPS both add back income tax benefits as the U.S. Federal R&D tax credit was not re-enacted as of November 30th, the end of FactSet’s first quarter of fiscal 2014. If the U.S. Federal R&D tax credit had been re-enacted, then the annual effective tax rate would have been 29.0%.

(b)

For the purposes of calculating non-GAAP net income and non-GAAP diluted EPS, stock-based compensation expense and the amortization of intangible assets were taxed at the annual effective tax rate of 30.5%.

History of the U.S. Federal R&D Tax Credit

The U.S. Federal R&D tax credit was first enacted in 1981 in an effort to encourage innovation and new technology, but was never made a permanent credit, resulting in 8 expirations and 15 extensions since 1981. Only once in its 32-year history was the tax credit not retroactively re-enacted, which was from July 1, 1995 through June 30, 1996.

In January 2013, the U.S. Congress re-enacted the U.S. Federal R&D tax credit, which had previously expired on December 31, 2011. The reenactment of the credit was retroactive to January 1, 2012 and extends through the end of the 2013 calendar year. As of November 30, 2013, the R&D tax credit had not been extended, and as a result, FactSet was not been permitted to factor it into its effective tax rate beyond December 31, 2013. The anticipated lapse is expected to reduce GAAP diluted EPS by $0.03 during the second quarter of fiscal 2014 unless it is re-enacted by February 28, 2014.

As depicted in the chart below, the timing of when FactSet is able to recognize the U.S. Federal R&D tax credit has been volatile due to the numerous lapses and retroactive re-enactments by legislation over the past 10 years. Refer to the chart below which summarizes the volatility in regards to the timing of when FactSet was able to recognize the R&D tax credit in each fiscal year.

Fiscal Year	Number of Months of R&D Tax Credit Recorded during the Fiscal Year	Signed into Law	Actionable Item by Legislature
2014	4 (FY14)		N/A – credit set to expire on Dec 31, 2013
2013	12 (FY13) + 8 (FY12)	January 1, 2013	Retroactive to 1/1/12 and extended through 12/31/13
2012	4 (FY12)
2011	12 (FY11) + 8 (FY10)	December 17, 2010	Retroactive to 1/1/10 and extended through 12/31/11
2010	4 (FY10)
2009	12 (FY09) + 8 (FY08)	October 3, 2008	Retroactive to 1/1/08 and extended through 12/31/09
2008	4 (FY08)
2007	12 (FY07) + 8 (FY06)	December 20, 2006	Retroactive to 1/1/06 and extended through 12/31/07
2006	4 (FY06)	October 4, 2004	Extended the credit through 12/31/05
2005	12 (FY05) + 2 (FY04)
2004	10 (FY04)	December 17, 1999	Extended the credit for 5 years through 6/30/04